Exhibit 99.1

February 24, 2020

Texas Pacific Land Trust Declares Regular and Special Dividends

DALLAS - Texas Pacific Land Trust (NYSE: TPL) announced today that its Trustees have declared a cash dividend of $10.00 per sub-share, an increase of $8.25 over the cash dividend paid in 2019, payable March 16, 2020 to sub-shareholders of record at the close of business on March 9, 2020. This is the 17th consecutive year that the regular dividend has increased. Additionally, the Trustees declared a special dividend of $6.00 per sub-share, an increase of $1.75 over the special dividend paid in 2019, payable March 16, 2020 to sub-shareholders of record at the close of business on March 9, 2020.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

Contact:
214-969-5530
Chris Steddum
Vice President, Finance and Investor Relations